SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K


           Current Report Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)       April 6, 1995

                         BIG O TIRES, INC.
          (Exact name of registrant as specified in its charter)

          Nevada              1-8833              87-0392481
     (State or other juris-        (Commission              (I.R.S. Employer
     diction of incorporation)     File No.)           Identification No.)



     11755 East Peakview Avenue, Englewood, Colorado        80111
          (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number including area code:  (303)  790-2800









                                                                6 Total Pages

Item 5.   Other Events.

On April 6, 1995, the Company announced that it had received a proposal from a group consisting of certain of the Company's franchisees and selected members of the Company's management (the "Acquisition Group") to acquire the Company for a cash price of $16 per share (the "Acquisition Proposal"). A substantially similar group had proposed in December 1994 to purchase the Company for $18.50 a share, but withdrew the offer in February 1995. The Acquisition Proposal is subject to a number of conditions, including the ability of the Acquisition Group to obtain the necessary financing (commitments for which have not yet been obtained), participation in the Acquisition Group of not less than 80% of the shares held by the Company's Employee Stock Ownership
Plan ("ESOP"), the ability of the ESOP to obtain an acceptable fairness opinion, approval by and participation in the Acquisition Group by not less than 85% of Company franchisees and the negotiation of a definitive merger agreement. In consideration of the efforts to consummate the Acquisition Proposal, the Acquisition Group is requesting the Company agree to advance or reimburse certain expenses incurred by the Acquisition Group. The Acquisition Proposal, unless accepted by the Company, will expire by its terms at 5:00 p.m., April 13, 1995.

Item 7.   Financial Statements and Exhibits.

(10.1)    Acquisition Proposal to the Investment Committee of the Board of
Directors from certain members of management and a representative of certain Big O Tire, Inc's franchisees dated April 6, 1995.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

Date:     April 10, 1995

                              BIG O TIRES, INC.


                              By:       /s/ Philip J. Teigen
                                   General Counsel and Secretary

                                 EXHIBITS


1.   (10.1)    Acquisition Proposal to the Investment Committee of the Board
               of Directors from certain members of management and a representative of certain Big O Tire, Inc's franchisees dated
               April 6, 1995.